Exhibit H


                  [Proposed Form of Notice]


     Entergy Corporation, 639 Loyola Avenue, New Orleans,

Louisiana  70113 ("Entergy"), a registered holding company,

and its wholly-owned, non-utility subsidiary company,

Entergy Enterprises, Inc., Three Financial Centre, 900 S.

Shackleford Road, Suite 210, Little Rock, Arkansas  72211

("Enterprises"), have filed an Application-Declaration under sections 6(a), 7, 9(a), 10, 12(b), 13(b), 32 and 33 of the

Act and rules 45, 52, 53, 54, 87 90 and 91 thereunder.

     By order in this proceeding dated July 8, 1993 (HCAR

No. 25848) (the "1993 Order"), Entergy Enterprises, Inc.

("Enterprises"), a wholly-owned non-utility subsidiary

company of Entergy Corporation ("Entergy"), a registered

holding company under the Public Utility Holding Company Act of 1935 (the "Act"), was authorized by the Securities and

Exchange Commission (the "Commission") to (1) conduct

preliminary development activities with respect to potential investments by Entergy in various energy, energy-related and other non-utility businesses, (2) provide consulting

services ("Consulting Services") to non-associate companies,

utilizing the expertise and resources of the Entergy System

companies, and (3) provide management and administrative

support services ("Administrative Services") to associate

companies engaged in certain energy, energy-related and

other non-utility businesses (exclusive of associate

companies which are "exempt wholesale generators" ("EWGs")

or foreign utility companies ("FUCOs") under Sections 32 and

33, respectively, of the Act).  In addition, the 1993 Order

authorized Enterprises to receive certain administrative and other support services from the System utility operating

companies and Entergy's service company subsidiary, Entergy

Services, Inc., in support of its ongoing business

activities.





     Pursuant to a subsequent order of the Commission in

this File, dated June 30, 1995 (HCAR No. 26322) (the "1995

Order"), Enterprises' business authorization was expanded to include the following additional activities:



     1)   the provision of Consulting Services to associate

          companies, including EWGs, FUCOs and qualifying facilities

          ("QFs") under the Public Utility Regulated Practices Act of

          1978, as amended (excluding the Operating Companies, ESI and such other existing or new subsidiaries as Entergy may

          create, whose activities and operations are primarily

          related to the domestic sale of electric energy at retail or at wholesale to affiliates or the provision of services or goods thereto (collectively, the "Excepted Companies")).



     2)   the provision of operations and management services

          ("O&M Services"), directly or indirectly through newly

          established subsidiaries ("O&M Subs") of Entergy or

          Enterprises, to developers, owners and operators of domestic and foreign power projects, including power projects that

          Enterprises may develop on its own or in collaboration with third parties, and to other associate companies, exclusive of the Excepted Companies.  Enterprises is authorized to

          render such O&M Services using its own work force and the

          personnel and resources of the Excepted Companies obtained pursuant to service agreements with such companies, as they may be amended by order of the Commission in File No. 70-

          8529.  (Subject to receipt of requisite Commission approval in such File, the Excepted Companies would be reimbursed for the fully allocated cost of any services, (including

          administrative and other services, as well as O&M Services)

          provided to Enterprises or any O&M Sub, plus 5%.)



     3)   the licensing or other marketing to non-affiliates of

          intellectual property (including software) and other

          products acquired or developed by Entergy System companies

          (the 1995 Order and Post-Effective Amendment No. 2 in this

          File set forth certain provisions pertaining to the sharing of costs and profits associated with the marketing by

          Enterprises of products developed by the Excepted

          Companies).



     4)   the provision of Administrative Services to all of

          Enterprises' associate companies (exclusive of the Excepted

          Companies), including associate EWGs and FUCOs.



     Enterprises is also authorized under the 1995

     Order to provide Consulting Services and O&M

     Services to its associate companies (excluding the

     Excepted Companies) at fair market prices (and is

     granted an exemption pursuant to Section 13(b) of

     the Act from the requirements of Rules 90 and 91

     thereunder, subject to certain limitations with

     respect to the provision of such services to

     associate power projects).



          The 1995 Order further approves certain financing

     transactions involving Entergy and Enterprises (to the

     extent such transactions are not otherwise exempt under

     the Act).  Specifically, Entergy is authorized to

     provide additional financing for the activities of

     Enterprises (including the issuance of guarantees on

     behalf of Enterprises), and Entergy and Enterprises are

     authorized to organize and fund O&M Subs and to issue

     guarantees on behalf of an O&M Sub or other associate

     companies (other than the Excepted Companies) from time

     to time through December 31, 1997, provided that the

     aggregate amount of such investments and guarantees

     does not exceed $350 million at any one time

     outstanding. (In support of its application seeking

     such authorization, Entergy and Enterprises estimated

     that approximately $250 million of the $350 million

     aggregate investment limitation would be used in

     connection with the issuance of guarantees.)



     Enterprises seeks authorization to engage in the

aforementioned previously authorized business activities and related affiliate and financing transactions, either

directly or indirectly, through one or more new direct or

indirect wholly-owned subsidiaries (collectively,

"Enterprises Subs"). The applicants further seek

authorization to make investments in such Enterprises Subs

from time to time through December 31, 1997 in the form of

common stock purchases, capital contributions, open account

advances, loans, conversions of loans to capital

contributions and guarantees of indebtedness or other

obligations.  Except to the extent such transactions are

exempt under the Act, the aggregate amount of such

investments (including guarantees) in or on behalf of such

Enterprises Subs, when added to (i) any investments made by

such Enterprises Subs in O&M Subs or any guarantees issued

by such Enterprises Subs on behalf of O&M Subs or other

associate companies (other than the Excepted Companies), and

(ii) any investments (including guarantees) authorized to be made or issued by Entergy or Enterprises under the 1995

Order, will not exceed the $350 million investment

limitation set forth in the 1995 Order.  Applicants again

estimate that approximately $250 million of the $350 million aggregate investment authority will be used for guarantees.

     Subject to any requisite further commission approval,

no part of the proceeds of any investments made in any

Enterprises Sub will be used to finance investments in any

other business (except as described above), including the

business of an EWG, a FUCO or a QF.



     The application-declaration and any amendments thereto

are available for public inspection through the Commission's

Office of Public Reference.  Interested persons wishing to

comment or request a hearing should submit their views in

writing by _____________________ to the Secretary,

Securities and Exchange Commission, Washington, D. C. 20549,

and serve a copy on the applicant-declarant at the address

specified above.  Proof of service (by affidavit or, in case of any attorney at law, by certificate) should be filed with the request.  Any request for a hearing shall identify

specifically the issues of fact or law that are disputed.  A person who so requests will be notified of any hearing, if

ordered, and will receive a copy of any notice or order

issued in this matter.  After said date, the application-

declaration, as filed or as it may be amended, may be

granted and/or permitted to become effective.





                              Jonathan G. Katz
                              Secretary